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                                                                     EXHIBIT 4.3

                         TRUSTEESHIP TRANSFER AGREEMENT


                 THIS TRUSTEESHIP TRANSFER AGREEMENT ("Agreement") dated as of March 1, 1996 made and entered into by and among ROY F. WESTON, INC. a Pennsylvania Corporation (the "Company"), PNC BANK, NATIONAL ASSOCIATION ("PNC"), a national banking association, and FIRST TRUST OF NEW YORK, N.A. ("First Trust"), a national banking association;

                              W I T N E S S E T H

                 WHEREAS, the Company and Mellon Bank, N.A. are parties to an Indenture dated as of April 15, 1987 securing 7% Convertible Subordinated Debentures, due April 15, 2002, (the "Indenture"); and

                 WHEREAS, Mellon resigned as Trustee as of June 10, 1991 and Security Pacific National Trust Company ("Pacific") accepted appointment as successor Trustee; and

                 WHEREAS, Pacific merged into Bank America National Trust Company ("America") whose Corporate Trust Division was purchased by First Trust which is now the successor Trustee; and

    WHEREAS, First Trust has been asked to resign as successor Trustee; and

                 WHEREAS, pursuant to Section 8.08 of the Indenture the Company may appoint a successor Trustee, subject to the condition that the holders may appoint a different successor Trustee within one year of the appointment of the successor Trustee by The Company; and

                 WHEREAS, the Company, by resolution of its board of directors, has determined to appoint PNC as successor Trustee, pursuant to the provisions of Section 8.08 of the Indenture, and PNC desires to accept such appointment as successor Trustee:

                 NOW THEREFORE, in consideration of the mutual covenants, undertaking and promises hereinafter, set forth and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
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                 1.       Appointment of PNC as Successor Trustee/Acceptance by
PNC.  The Company, in the exercise of the authority vested in it pursuant to
Section 8.08 of the Indenture, as of the date hereof, hereby appoints PNC as successor Trustee, with all estates, properties, rights, powers, trusts, duties, and obligations under the Indenture. PNC hereby represents that it is qualified and eligible under the provisions of Section 8.10 of the Indenture to be appointed successor Trustee and hereby accepts its appointment as successor Trustee effective as of the date hereof.

                 2. Assignment and Assumption. First Trust hereby grants, gives, bargains, sells, remises, releases, conveys, confirms, assigns, transfers and sets over to PNC as successor Trustee and its successors and assigns without recourse all rights, powers and trusts of First Trust under the Indenture reserving only its rights to indemnification and compensation relating to the period it served as Trustee and in any other capacities, whether with respect to claims not yet asserted or otherwise, and First Trust does hereby, assign and deliver to PNC as such successor Trustee any and all property held by First Trust as Trustee, such property set forth on Exhibit "A" of this Agreement constituting all property held by First Trust as Trustee under the Indenture; and PNC hereby assumes the estates, properties, rights, powers, trusts, duties, and obligations of the Trustee under the Indenture subject to all items and provisions therein contained.

                  3. Orderly Transfer of Trusteeship's Books, Records and Information. First Trust agrees that for thirty (30) days it shall diligently provide whatever reasonable assistance is required for the orderly transfer of the trusteeship under the Indenture to PNC including the forwarding of mail and tendering to PNC of any and all documents or records relating to the Indenture including the Bonds that are in the possession of First Trust, a list of all known holders of the Bonds ("Bondholders") and such other documentation or information as may be reasonably requested by PNC regarding the Indenture Documents (as defined below), the Bonds or the Bondholders, all at the Company's expense.

                 4. Representations. First Trust hereby represents and warrants to PNC and the Company that, to its best knowledge, upon the execution and delivery of this Agreement: (i) it has delivered to PNC the closing bible for the Original Indenture and including documents indicated in such binder as being separately delivered in its possession, and all modifications, alterations, amendments and supplements thereto, and copies of all correspondence and account statements and all other documents, uniform commercial code financing statements, notices and instruments relating to such documents and to the Indenture in its possession (the "Indenture Documents");
(ii) all the property to be assigned to PNC pursuant to Section 2 of this Agreement consists of the property set forth on Exhibit A of this Agreement; and (iii) subject to Section 2 it has been paid in full for all fees and expenses due to it for its trustee services under the Indenture through the date of this Agreement. First Trust represents that, to the best of its knowledge, all

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representations and statements made by it in this Agreement with respect to the
Indenture, the Indenture Documents and all other documents relating to the removal of First Trust as Trustee and to the appointment of PNC as successor Trustee were at the time of their making, and are as of the date of this Agreement true and correct in all material respects and did not and do not contain an untrue statement of material fact or fail to state a fact necessary in order to make the representations made therein not misleading in light of the circumstances under which they were or are being made.

                 5. Claims Against First Trust. PNC and the Company agree to notify First Trust within thirty (30) days of the time that either PNC or the Company is notified of any claim which alleged acts or omissions, of First Trust or America, as Trustee under the Indenture, or any misstatement or alleged misstatement of fact contained herein (each, a "Claim"). First Trust agrees that upon receiving written communication from PNC or the Company as to any Claim made against First Trust or America, First Trust shall review such claim in light of its obligations under the Indenture. If First Trust shall take no action upon such Claim within sixty (60) days of receipt, PNC may proceed to take such action as it deems appropriate.

                 6. Notices. All notices, regards, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when placed in the hands of a carrier for delivery, charges prepaid:

                          (a)     If to the Company:

                                  Roy F. Weston, Inc.
                                  1 Weston Way
                                  West Chester, PA  19380-1499
                                  Attn:  Bruce Flamm, Assistant Treasurer

                          (b)     If to PNC:

                                  PNC Bank, National Association
                                  Corporate Trust Department
                                  1700 Market Street
                                  Suite 1412
                                  Philadelphia, PA  19103
                                  Attn:  Alfred J. Perazzelli, Jr.
                                  Fax:  (215)  585-8872





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                          (c)     If to First Trust:

                                  First Trust of New York, N.A.
                                  100 Wall Street
                                  New York, NY  10005
                                  Attn:  Sean Cullen, Vice President

or to such other address or addresses as PNC or First Trust or Company may communicate in writing to the other.

                 7. Entire Agreement. This Agreement and documents referred to herein contain all terms and conditions agreed upon by the parties hereto, and no other agreements, oral or otherwise, regarding the subject matter hereof shall be deemed to exist or bind the parties hereto unless in writing and executed by the Company, PNC and First Trust.

                 8. Benefit of the Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

                 9. Governing Law and Severability. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. The invalidity or unenforceability of any provision of this Agreement shall not affect or impair the validity or enforceability of any other provision of this Agreement.

                 10. Execution and Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

                 11,      Headings.  Section headings used in this Agreement
are for convenience of reference only and are not intended to be a part of the provisions of this Agreement nor to control or affect the meanings, construction or effect of the same.

                 12. Definition of Terms. For all purposes of this Agreement, except as otherwise herein expressly provided or unless the context otherwise requires, the terms and expressions used in this agreement shall have the same meaning as the corresponding terms and expressions used in the Trust Agreement.





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                 13.      Counterparts.  This Agreement may be executed in any
number of counterparts, each of which shall be an original but such counterparts shall together constitute but one and the same Agreement.

                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.


                                   ROY F. WESTON, INC.

                                   By:  /s/ BRUCE FLAMM
                                      ---------------------------------
                                   Title: Assistant Secretary
                                         -------------------------------


                                   PNC BANK, NATIONAL ASSOCIATION

                                   By: /s/ SHEILA WALLBRIDGE
                                      ---------------------------------
                                   Title: Assistant Vice President
                                         -------------------------------


                                   FIRST TRUST OF NEW YORK, N.A.

                                   By: /s/ GEOVANNI BARRIS
                                      ---------------------------------
                                   Title: Assistant Vice President
                                         -------------------------------



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                                   EXHIBIT A


BOND FUND                         -0-